UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Marchex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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August 18, 2023

Dear Stockholders of Marchex, Inc.,

We cordially invite you to attend our 2023 Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, September 28, 2023, at 10:00 AM Pacific Time at Marchex, Inc., 1200 5th Ave., Suite 1300, Seattle, Washington.

At this year’s Annual Meeting, the agenda will be as follows:

	Agenda Item	Board Recommendation
Proposal One	To elect five (5) individuals to serve on our Board of Directors for the ensuing year and until their successors are elected	FOR
Proposal Two	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR
Proposal Three	To approve, by a non-binding advisory vote, the compensation paid to our named executive officers	FOR
Proposal Four	To select, by a non-binding advisory vote, the frequency at which stockholders will be asked to approve the compensation paid to our named executive officers	FOR

For our 2023 Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to our stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which contains, among other things, our 2022 audited consolidated financial statements. The Notice of Internet Availability of Proxy Materials also includes instructions on how you can vote using the Internet, and how you can request and receive, free of charge, a printed copy of our proxy materials, including our 2022 Annual Report, the Notice of Annual Meeting, our proxy statement and a proxy card. The electronic delivery of our proxy materials will reduce our printing and mailing costs and minimize the environmental impact of the proxy materials.

The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the Annual Meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in Marchex, Inc.

Sincerely,
Marchex, Inc.

Francis J. Feeney
Secretary

Marchex, Inc.

1200 5th Ave., Suite 1300

Seattle, Washington 98101

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 A.M. Pacific Time on Thursday, September 28, 2023

Dear Stockholders of Marchex, Inc.:

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Marchex, Inc., a Delaware corporation (“Marchex”), will be held on Thursday, September 28, 2023, at 10:00 AM Pacific Time, at Marchex, Inc., 1200 5th Ave., Suite 1300, Seattle, Washington, for the following purposes as more fully described in the accompanying proxy statement:

1.
To elect five (5) individuals to serve on our Board of Directors for the ensuing year and until their successors are elected;
2.
To ratify the appointment of RSM US LLP (“RSM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.
To approve, by a non-binding advisory vote, the compensation paid to our named executive officers;
4.
To select, by a non-binding advisory vote, the frequency at which stockholders will be asked to approve the compensation paid to our named executive officers; and
5.
To transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

Our Board of Directors recommends a vote FOR items 1, 2 and 3 and THREE YEARS for item 4. The Board of Directors of Marchex has fixed the close of business on August 8, 2023 as the record date for the Annual Meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet by following the voting procedures described in the Notice of Internet Availability of Proxy Materials. If you received printed proxy materials and wish to vote by mail, promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope.

We appreciate your continued support of Marchex.

By order of the Board of Directors,

Francis J. Feeney
Secretary

Seattle, Washington

August 18, 2023

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PROXY STATEMENT

2023 ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 28, 2023

GENERAL INFORMATION

This proxy statement is being provided to solicit proxies on behalf of the Board of Directors of Marchex, Inc. for use at the 2023 Annual Meeting of Stockholders to be held on Thursday, September 28, 2023, at 10:00 AM Pacific Time, at Marchex, Inc., 1200 5th Ave., Suite 1300, Seattle, Washington, and at any adjournment or postponement thereof. We expect to first make this proxy statement available, together with our Annual Report for the fiscal year ended December 31, 2022, to stockholders on approximately August 18, 2023.

In this proxy statement, we refer to Marchex, Inc. as Marchex, we, us or the Company.

Internet Availability of Annual Meeting Materials

Under rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice on or about August 18, 2023 to all stockholders of record entitled to vote at the Annual Meeting.

Who May Vote

Only holders of record of our Class A common stock and Class B common stock, at the close of business on August 8, 2023, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 4,660,927 shares of Class A common stock and 38,703,646 shares of Class B common stock were issued and outstanding. Each share of Class A common stock is entitled to twenty-five (25) votes at the Annual Meeting and each share of Class B common stock is entitled to one (1) vote at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters that come before the Annual Meeting; accordingly, throughout this proxy statement we refer generally to our outstanding Class A common stock and Class B common stock together as our "Common Stock."

What Constitutes a Quorum

Stockholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. The presence, in person or by proxy, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when banks, brokers or other nominees holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder's vote by checking the "abstain" box on the proxy card, or similarly elects to abstain via the Internet voting. Under the rules that govern their ability to vote shares held in street name, banks, brokers or other nominees have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.

Vote Required

Proposal One: Under applicable law and our current bylaws, the five (5) director candidates who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors.

Proposal Two: The ratification of the appointment of RSM as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Proposal Three: The advisory vote on the compensation paid to our named executive officers requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Proposal Four: The advisory vote on the frequency of the vote on the compensation paid to our named executive officers will be determined by a plurality of the votes cast.

Voting Process

Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted "FOR" Proposals No. 1, 2 and 3 and “Three Years” for Proposal 4.

It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the holder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank, broker or other nominee, you may instead receive a voting instruction form with this proxy statement that you may use to instruct your bank, broker or other nominee how to vote your shares.

Voting on the Internet

You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet even if you plan to attend the Annual Meeting.

Voting by Mail

You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as "proxies," to vote your shares at the Annual Meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your Notice. If you vote by telephone, you do not need to complete and mail your proxy card.

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and confirmation of ownership, such as a recent brokerage statement or a letter from the bank, broker or other nominee holding your shares, but in order to vote your shares at the

Annual Meeting you must obtain a "legal proxy" from the bank, broker or other nominee that holds your shares. You should contact your bank, broker or other nominee to obtain a legal proxy.

Revocation

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Marchex, Inc. a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank, broker or other nominee holding the shares or by obtaining a legal proxy from such bank, broker or other nominee and voting in person at the Annual Meeting. Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Householding

The SEC permits companies to send a single Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail one copy of this proxy statement, together with our Annual Report for the fiscal year ended December 31, 2022, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our fiscal 2022 Annual Report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses.

We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through their firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, our fiscal 2022 Annual Report and this proxy statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with banks, brokers, and other nominees to send Notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement, including, but not limited to, statements regarding our future operating results, financial position, prospects, acquisitions, dispositions, and business strategy, expectations regarding our growth and the growth of the industry in which we operate, and plans and objectives of management for future operations are forward-looking statements. Without limiting the foregoing, the words “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “seeks” and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from those in these forward-looking statements are discussed in the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Quantitative and Qualitative Disclosures About Market Risk” sections in our filings with the Securities and Exchange Commission. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition, the global economic climate may amplify many of these risks. We therefore caution you against relying on any of these forward-looking statements. Also, any forward-looking statement made by us in this proxy statement speaks only as of the date of this proxy statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

To the Company’s knowledge, the following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of August 8, 2023 by:

• each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock or Class B common stock;

• each of our directors and nominees for director;

• each of our executive officers listed in the “Summary Compensation Table” (“NEOs”); and

• all of our directors, nominees for director and executive officers as a group.

Percentage of beneficial ownership is based on 4,660,927 shares of our Class A common stock and 38,703,646 shares of our Class B common stock outstanding as of August 8, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable or issuable upon vesting within 60 days of August 8, 2023, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Marchex, Inc., 1200 5th Ave., Suite 1300, Seattle, Washington, 98101.

	Shares Beneficially Owned				% Total
	Class A Common Stock		Class B Common Stock		Voting
Name and, as appropriate, Address of Beneficial Owner	Shares	%	Shares	%	Power (1)
5% Security Holders:
Edenbrook Capital, LLC (2)	—	—	14,534,930	37.6	9.4
116 Radio Circle
Mount Kisco, NY 10549
Koller Capital LLC (3)	—	—	3,363,453	8.7	2.2
1343 Main Street, Suite 413
Sarasota, FL 34236
B. Riley Financial, Inc. (4)	—	—	2,816,399	7.3	1.8
11100 Santa Monica Blvd. Suite 800
Los Angeles, CA 90025
Named Executive Officers and Directors:
Michael Arends (5)	—	—	1,724,667	4.4	1.1
Dennis Cline (6)	—	—	227,760	*	*
Donald Cogsville (7)	—	—	160,623	*	*
Troy Hartless (8)	—	—	—	*	*
Russell C. Horowitz (9)	4,660,927	100.0	1,196,168	3.1	75.8
Edwin Miller (10)	—	—	—	*	*
Ryan Polley (11)	—	—	451,250	*	*
M. Wayne Wisehart (12)	—	—	391,145	*	*
All directors and executive officers as a group (8 persons) (13)	4,660,927	100.0	4,151,613	10.7	77.7

Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

*
Beneficial ownership or total voting power, as the case may be, representing less than one percent.
(1)
Percentage of voting power represents voting power with respect to shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock shall be entitled to 25 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to 1 vote per share of Class B common stock on all matters submitted to a vote of stockholders, except as may otherwise be required by law. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.
(2)
Based on the most recently available Form 4 filed with the SEC on June 23, 2022 by Edenbrook Capital, LLC (“Edenbrook”); Jonathan Brolin (“Brolin”), an individual; and Edenbrook Long Only Value Fund, LP (“Edenbrook Fund”). Edenbrook and

Brolin report beneficial ownership and shared voting and dispositive power of 14,534,930 shares of our Class B common stock. Edenbrook Long Only Value Fund, LP reports beneficial ownership of 13,212,592 shares of our Class B common stock.
(3)
Based on the most recently available Schedule 13G filed with the SEC on February 8, 2023 by Koller Capital LLC (“Koller”); Koller Microcap Opportunities Fund LP (“Koller Microcap”); and Ross Koller (“Ross”). Koller, Koller Microcap, and Ross reported beneficial ownership and shared voting and dispositive power of 3,363,453 shares of our Class B common stock.
(4)
Based on the most recently available Schedule 13G filed with the SEC on February 3, 2023 by B. Riley Financial Inc. (“BRF”); B. Riley Securities, Inc. (“BRS”); BRF Investments, LLC (“BRFI”); and Bryant R. Riley (“Riley”). BRF, BRS, BRFI, and Riley report beneficial ownership and shared voting and dispositive power of 2,816,399 shares of our Class B common stock.
(5)
Includes: (1) 324,250 shares of restricted stock subject to vesting; (2) 297,9385 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 8, 2023, (3) 18,100 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (4) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’ wife.
(6)
Includes: (1) 22,500 shares of restricted stock subject to vesting; (2) 85,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 8, 2023; (3) 28,500 shares of our Class B common stock held by DMC Investments, LLC, a limited liability company of which Mr. Cline is the managing member; and (4) 10,000 shares of our Class B common stock held by the Colburn Cline Trust for the benefit of Colburn Cline, the son of Mr. Cline, for which shares Mr. Cline disclaims beneficial ownership.
(7)
Includes: (1) 7,500 shares of restricted stock subject to vesting; and (2) 85,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 8, 2023.
(8)
Mr. Hartless upon joining the Company in April 2023 was granted an option to purchase 200,000 shares of our Class B common stock, which vests on the fifth annual anniversary of the grant date and with accelerated vesting upon the achievement of certain performance conditions; and (2) an option to purchase 150,000 shares of Class B common stock which vests over four years from the grant date.
(9)
Includes: (1) 4,660,927 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 169,063 shares of restricted stock subject to vesting; (3) 219,250 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 8, 2023; and (4) 5,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz. Mr. Horowitz is the managing member of MARRCH Investments, LLC and, as such, may be deemed to exercise voting and investment power over the shares held by all of these entities.
(10)
Mr. Miller upon joining the Company in February 2023 was granted an option to purchase 375,000 shares of our Class B common stock, which vests on the fifth annual anniversary of the grant date and with accelerated vesting upon the achievement of certain performance conditions; and (2) an option to purchase 300,000 shares of Class B common stock which vests over four years from the grant date.
(11)
Includes 128,750 shares of restricted stock subject to vesting; and (2) 206,250 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 8, 2023.
(12)
Includes 7,500 shares of restricted stock subject to vesting; and (2) 85,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 8, 2023.
(13)
Includes an aggregate of: (1) 4,660,927 shares of our Class A common stock; (2) 3,173,175 shares of our Class B common stock which includes 10,000 shares for which beneficial ownership has been disclaimed; and (3) 978,438 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 8, 2023.

PROPOSAL ONE—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors currently consists of five (5) individuals. Directors are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The names and the respective ages of the five (5) nominees as of August 8, 2023 are set forth below:

Name	Age	Position	Director Since
Michael Arends	52	Vice Chairman	February 2023
Dennis Cline (1)(2)(3)	63	Director	May 2003
Donald Cogsville (1)(2)(3)	58	Director	April 2019
Russell C. Horowitz	57	Chairman	August 2017
M. Wayne Wisehart (1)(2)(3)	77	Director	November 2008
(1)
Member of the Audit Committee.
(2)
Member of the Nominating and Governance Committee.
(3)
Member of the Compensation Committee.

Set forth below is a description of the business experience of each current director, including a discussion of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that those individuals should serve as our directors.

Michael Arends. Mr. Arends has served as our Vice Chairman since February 2023. Mr. Arends served as our Co-CEO, including previously as a member of the Office of the CEO, from October 2016 to February 2023, and served as our Chief Financial Officer from May 2003 through April 2021. Prior to joining Marchex, Mr. Arends held various positions at KPMG since 1992, most recently as a Partner in KPMG’s Pacific Northwest Information, Communications and Entertainment assurance practice. Mr. Arends is a Certified Public Accountant and a Chartered Accountant and received a Bachelor of Commerce degree from the University of Alberta. Mr. Arends brings historic knowledge and continuity together with extensive strategic, operational, finance, accounting, and transactional experience to the board.

Dennis Cline. Mr. Cline has served as a member of our Board of Directors since May 2003. Previously, Mr. Cline served on the board of advisors of Blackstratus, a provider of security information event management products and services from 2014 through 2019. Mr. Cline served on the board of directors of TraceSecurity, a provider of cloud-based security solutions, from 2003 to 2015. From 2004 to 2006, Mr. Cline served as Chief Executive Officer and Executive Chairman of netForensics, a provider of security event information management. Prior to joining netForensics as its Chief Executive Officer, Mr. Cline was Managing Partner of DMC Investments, a firm he founded in 2000, which provides capital and consulting services to technology companies. From 1988 to 2000, Mr. Cline was the CEO of DirectWeb, a provider of computer hardware and Internet access for consumers. Prior to DirectWeb, Mr. Cline was a senior executive at Network Associates, a provider of computer security solutions. Mr. Cline received his J.D. from Rutgers School of Law and his B.A. from Rutgers University. Mr. Cline brings extensive governance, marketing, sales and broad management expertise to the board.

Donald Cogsville. Mr. Cogsville has served as a member of our Board of Directors since April 2019. Mr. Cogsville is the Chief Executive Officer of The Cogsville Group, LLC, a New York-based, private equity real estate investment firm founded in 2007. Mr. Cogsville began his career as an attorney in the Structured Finance Group at Skadden, Arps, Slate, Meagher & Flom LLP. Subsequently, Mr. Cogsville joined the Leveraged Finance Group at Merrill Lynch as an investment banker. Additionally, Mr. Cogsville serves or has served on the Board of Visitors of University of North Carolina, The New York Urban League, Jazz at Lincoln Center, The Amsterdam News Editorial Board and founded the non-partisan voter registration initiative, Citizen Change. Mr. Cogsville received his J.D. from Rutgers School of Law and his B.A. from University of North Carolina at Chapel Hill. Mr. Cogsville brings extensive operational, finance and transactional experience to the board.

Russell C. Horowitz. Mr. Horowitz is a founder of our Company and has served as our Chairman since April 2019. Mr. Horowitz served as our Co-CEO, including previously as a member of the Office of the CEO from October 2016 to February 2023. Previously, Mr. Horowitz served as our Executive Director since August 2017. Immediately prior, Mr. Horowitz, served as a consultant to the Company from May of 2016 through August 2017. Prior to serving as a consultant to the Company, Mr. Horowitz served as Executive Director from February 2015 to May 2016 and as CEO, Treasurer and Chairman of the Board from inception to February 2015. Mr. Horowitz was previously a founder of Go2Net, a provider of online services to merchants and consumers, including merchant Web hosting, online payment authorization technology, and Web search and directory services. He served as its Chairman and Chief Executive Officer from its inception in February 1996 until its merger with InfoSpace in October 2000, at which time Mr. Horowitz served as the Vice Chairman and President of the combined company through the merger integration process. Additionally, Mr. Horowitz served as the Chief Financial Officer of Go2Net from its inception until May 2000. Prior to Go2Net, Mr. Horowitz served as the Chief Executive Officer and a director of Xanthus Management, LLC, the general partner of Xanthus Capital, a merchant bank focused on investments in early-stage companies, and was a founder and Chief Financial Officer of Active Apparel Group, now Everlast Worldwide. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University. Mr. Horowitz brings historic knowledge and continuity together with extensive operational and industry expertise to the board.

M. Wayne Wisehart. Mr. Wisehart has served as a member of our Board of Directors since November 2008. From February 2010 to November 2010, Mr. Wisehart served as Chief Financial Officer for All Star Directories, a publisher of online and career school directories. Mr. Wisehart previously served as the Chief Financial Officer of aQuantive, Inc. (formerly Avenue A Media, Inc.), a leading global digital marketing company, which was acquired by Microsoft in August 2007. Prior to aQuantive, Mr. Wisehart served as Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, which was acquired by Alltel in August 2005. Mr. Wisehart also served as the Chief Financial Officer from 2000 to 2002 of iNNERHOST, Inc., a Web hosting service’s company, as President and Chief Executive Officer from 1999 to 2000 of TeleDirect International Inc., a company that provide customer interaction systems, and as the President and Chief Executive Officer from 1997 to 1998 of Price Communications Wireless. Mr. Wisehart also serves on the Board of Directors of Centri Technology, Inc. Mr. Wisehart received a B.S. degree in Business from the University of Missouri-St. Louis. Mr. Wisehart brings extensive financial and accounting expertise to the board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors has determined that, other than Mr. Arends and Mr. Horowitz, each of the members of the board is an independent director in accordance with NASDAQ listing standards.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the board. Copies of these charters are available on our website at www.marchex.com. The Board of Directors held 6 meetings and took action by written consent on 4 occasions during the fiscal year ended December 31, 2022. Each of the standing committees of the board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board and committees of the board on which such director served during that period. We encourage director representation at our annual meetings of stockholders.

The following table sets forth the three standing committees of the board, the members of each committee, the number of meetings held by each committee, and the number of committee actions taken by written consent during fiscal year 2022:

Name of Director	Audit	Compensation	Nominating and Governance
Dennis Cline	Member	Member	Chair
Donald Cogsville	Member	Chair	Member
M. Wayne Wisehart	Chair	Member	Member
Number of Meetings	8	4	4
Action by Written Consent	3	2	1

Audit Committee

The Audit Committee is currently comprised of Messrs. Wisehart (Chair), Cline, and Cogsville. Each of the members of the Audit Committee is independent for purposes of the NASDAQ listing standards as they apply to Audit Committee members and each member of the Audit Committee is an Audit Committee financial expert, as defined in the rules of the Securities and Exchange Commission. The functions of the Audit Committee include reviewing, with the Company’s independent registered public accounting firm, the scope and timing of the independent registered public accounting firm’s services, the independent registered public accounting firm’s report on the Company’s consolidated financial statements and internal control over financial reporting following completion of the Company’s audits, and the Company’s internal accounting and financial control policies and procedures, and making annual recommendations to the Board of Directors for the appointment of independent registered public accounting firm for the ensuing year. Additional information regarding the Audit Committee is set forth in the Audit Committee Report below.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Cogsville (Chair), Cline and Wisehart. Each of the members of the Compensation Committee is independent for purposes of the NASDAQ listing standards. The Compensation Committee assists in: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. This includes overseeing the Company’s general compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees. The Compensation Committee administers the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plan and employee stock purchase plan. Regarding most compensation matters, including executive and director compensation, the Company’s management provides recommendations to the Compensation Committee. The Compensation Committee has delegated its authority to grant equity and other awards under the Company’s stock incentive plan to eligible employees who are not executive officers to the Equity Grant Subcommittee within certain pre-approved limits and such committee regularly reports any grants made to the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Messrs. Cline (Chair), Cogsville and Wisehart. The Nominating and Governance Committee identifies individuals qualified to become board members, recommends to the board those persons to be nominated for election to our board at the annual meeting of stockholders, develops and recommends to the board a set of corporate governance principles applicable to the Company and oversees the annual evaluation of the board.

Nomination of Directors

The Nominating and Governance Committee may use third party executive search firms to help identify prospective director nominees. The Nominating and Governance Committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The Nominating and Governance Committee considers each candidate’s character, integrity, judgment, skills, background, experience of particular relevance to the Company, ability to work well with others and time available to devote to board activities, among other factors. The Nominating and Governance Committee also considers the interplay of a candidate’s background and expertise with that of other board members, and the extent to which a candidate may be a desirable addition to any committee of the board. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Nominating and Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Governance Committee does not assign specific weights to particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. The Nominating and Governance Committee believes that it is essential that the board members represent diverse viewpoints. The Nominating and Governance Committee’s goal is to assemble a board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. The Board Diversity Matrix below provides certain information with respect to the diversity of our Board of Directors in accordance with the corporate governance rules of NASDAQ.

Total Number of Directors	Male	Female
Part I: Gender Identity
Directors	5	-
Part II: Demographic Background
White	4	-
African American or Black	1	-

Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected appropriate candidates, we present them to the full board for election if a vacancy occurs or is created by an increase in the size of the board during the course of the year, or for nomination if the director is to be first elected by stockholders.

Marchex stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names and appropriate supporting background and biographical information to: Marchex, Inc., 1200 5th Ave., Suite 1300, Seattle, Washington, 98101 Attention: Secretary. The recommendation must include any relevant information, including the candidate’s name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years. Acceptance of a recommendation does not mean that the committee will ultimately nominate the recommended candidate.

Code of Conduct and Code of Ethics

The Company has adopted a code of conduct applicable to each of the Company’s officers, directors and employees, and a code of ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s senior financial officers, as contemplated by Section 406 of the Sarbanes-Oxley Act of 2002 and both codes are available on our website at www.marchex.com.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to ensure effective corporate governance which are available on our website at www.marchex.com.

Board Leadership Structure

The Board of Directors does not have a specific policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors is responsible for the control and direction of the Company, and as circumstances change its determination of the appropriate leadership structure for us may change. For example, in early 2023, the Board of Directors appointed Edwin Miller as our CEO, and Michael Arends, who previously served as our co-CEO, was appointed to the Board of Directors as Vice Chairman.

The Board of Directors is currently comprised of three independent members, as independence is defined under NASDAQ listing standards, along with the Chairman and Vice Chairman. The leadership structure of the Company has varied over time as the demands of the business, the composition of the Board, and the ranks of our senior executives have changed, and the Board has utilized this flexibility to establish the most appropriate structure at any given time.

Board’s Role in Risk Management

The Board of Directors, as a whole and also at the committee level, is responsible for oversight of our risk assessment and management process. Management is responsible for the Company’s day-to-day risk management activities. The Audit Committee periodically reviews risks and exposures associated with financial matters and financial reporting, the Compensation Committee oversees risks relating to compensation programs and policies, and the Nominating and Governance Committee oversees risks associated with Board and corporate governance matters. Furthermore, the Board of Directors periodically reviews risk management matters, including as part of its ongoing corporate strategy review, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

Board Effectiveness

The Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Executive Session

The corporate governance guidelines provide that the Company’s independent directors shall meet regularly (not less than two times per year) in executive session at which only the Company’s independent directors shall be present. The independent directors met in executive session 4 times during the fiscal year ended December 31, 2022.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2022, are or have been an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2022, none of the Company’s executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Communications with Directors

The Board of Directors provides a process for Marchex stockholders to send communications to the Board of Directors. Any stockholder who desires to contact the Board of Directors may do so by writing to: Marchex, Inc., 1200 5th Ave., Suite 1300, Seattle, Washington, 98101, Attention: Secretary. Communications received by mail will be screened by the Secretary for appropriateness before either forwarding to or notifying the members of the Board of Directors of receipt of a communication.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on Proxy Card)

The Board of Directors has reappointed the firm of RSM US LLP (“RSM”) to serve as our independent registered public accounting firm for the current fiscal year. Stockholder ratification of the selection of RSM as Marchex’s independent registered public accounting firm is not required by Marchex’s bylaws, Delaware corporate law or otherwise. Notwithstanding the foregoing, the Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of RSM as our independent registered public accounting firm, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2023 and will consider the appointment of another independent registered public accounting firm. RSM was our independent registered public accounting firm for the year ended December 31, 2022. Representatives of RSM are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders present at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP.

INDEPENDENT REGISTERED ACCOUNTING FIRM FEES

Accounting Fees and Services

During fiscal years 2021 and 2022, Moss Adams and RSM provided professional services in the following categories and amounts:

Fee Category	2021	2022
	Moss Adams	Moss Adams	RSM
	($)	($)	($)
Audit Fees (1)	465,000	159,995	204,750
Audit-Related Fees (2)	—	49,875	—
Tax Fees (3)	—	—	—
Total All Fees	465,000	209,870	204,750

(1) Audit Fees consist of professional services rendered for the audit of Marchex’s fiscal year consolidated financial statements, interim review of the condensed consolidated financial statements included in the quarterly reports, and consent and review of registration statements.

(2) Audit-Related Fees consist of professional services rendered for assurance and related services.

(3) Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Moss Adams and the Audit Committee has concluded that it is.

The Audit Committee pre-approved 100% of the 2021 and the 2022 services and fees above pursuant to the pre-approval policy described below.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Registered Public Accounting Firm

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to the budget for each category. The Audit Committee’s charter delegates to its chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Change in Principal Accountant

On November 11, 2022, our Audit Committee dismissed Moss Adams as our independent registered public accounting firm. Moss Adams’ reports on our financial statements for the fiscal years ended December 31, 2020 and 2021 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During our two most recent fiscal years ended December 31, 2020 and 2021, and through Moss Adams’ dismissal, we had no disagreements (as defined in Item 304 of Regulation S-K) with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Moss Adams’ satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with any opinion to the subject matter of the disagreement. Furthermore, during the period of Moss Adams’ retention, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

On November 11, 2022, our Audit Committee engaged RSM as our independent registered public accounting firm. During the two most recent fiscal years ended December 31, 2020 and 2021, and through November 11, 2022, neither we nor anyone on our behalf consulted RSM regarding either (i) the application of accounting principles to a specified transaction regarding us, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We reviewed Marchex’s audited financial statements for the fiscal year ended December 31, 2022 and discussed these financial statements with Marchex’s management. Marchex’s independent registered public accounting firm for the year ended December 31, 2022, RSM LLP US (“RSM”), performed an independent audit of Marchex’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issued a report on those financial statements. We discussed with RSM the matters required to be discussed by applicable requirements of the PCAOB.

RSM provided us with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and we discussed with RSM its independence.

Based on the foregoing review and discussions, we recommended to the Marchex Board of Directors that the audited financial statements be included in Marchex’s Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted,

THE AUDIT COMMITTEE

Dennis Cline

Donald Cogsville

M. Wayne Wisehart, Chair

ADDITIONAL INFORMATION RELATING TO OUR EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

Our current executive officers, their positions with the Company and their respective ages, are as follows:

Name	Age	Position
Edwin Miller	53	CEO
Ryan Polley	51	President and Chief Operating Officer
Troy Hartless	52	Chief Revenue Officer

Biographical information for our executive officer is set forth below.

Edwin Miller. Mr. Miller has served as our CEO since February 2023. Prior to joining Marchex, Mr. Miller served as an Operating Executive with Gemspring Capital since May 2021, President, CEO and Director of The Interest Group from January through December 2020, and President, CEO and Director of Astreya Partners from 2014 to 2019. Mr. Miller received a Bachelor of Science, Management, and an MBA in Business, Finance, and International Affairs from The George Washington University School of Business.

Ryan Polley. Mr. Polley has served as our President since February 2023 and as our Chief Operating Officer since August 2021 and served as our Chief Product and Strategy Officer from March 2020 through August 2021. Prior to joining Marchex, Mr. Polley was the Chief Product Officer for Kargo Global, Inc., a position he held since 2017. Prior to Kargo, Polley was the Senior Vice President of Product Management and Strategy at the Rubicon Project. Mr. Polley received a Bachelor of Arts, International Studies from the University of Washington.

Troy Hartless. Mr. Hartless has served as our Chief Revenue Officer since April 2023. Prior to joining Marchex, Mr. Hartless was the Chief Executive Office of TLJ Capital since 2009. Prior to TLJ Capital, Mr. Hartless was the Chief Operating Officer of Govplace from 2019 to 2020 and the Chief Revenue Office of 9Lenses from 2017 to 2019. Mr. Hartless received a Bachelor of Science, Business Administration degree from Liberty University.

Compensation Discussion and Analysis

The Role of Stockholder Say-on-Pay Votes

In October 2020, we held a stockholder advisory vote to approve the compensation of our named executive officers (the “say-on-pay proposal”). Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 93% of stockholder votes cast in favor of the say-on-pay proposal. The Compensation Committee believes this affirms the stockholders’ support of our approach to executive compensation and did not change its approach in 2022.

The Compensation Committee will continue to consider the outcome of our say-on-pay votes, such as Proposals Three and Four in this proxy statement, when making future compensation decisions for the named executive officers.

Overview

In early 2023, we announced changes to our executive officers. Edwin Miller joined us as our CEO, Russell C. Horowitz, previously our co-CEO, would continue to serve as Chairman of the Board of Directors, Michael Arends, previously our co-CEO, was appointed to our Board of Directors as Vice Chairman, Ryan Polley was appointed President and would continue to serve as our Chief Operating Officer, and Troy Hartless joined Marchex as our Chief Revenue Officer, succeeding John Roswech who resigned in February 2023.

You can find detailed information regarding the compensation we paid to our NEOs in the tables set forth below.

Our executive compensation programs are intended to serve two related goals:

•
Long-Term Retention of our Strong Management Team. We believe that our continued success depends on our ability to retain our experienced, complementary and dedicated management team. Although we always consider the ultimate interest of our stockholders in setting NEO compensation, we also must acknowledge that our executives face many career options and we therefore must provide strong incentives for them to continue to participate in our growth.

•
Long-Term Growth in Stockholder Value. We believe that management compensation packages should reflect as much as possible the risk and opportunity experienced by our stockholders. As a result, we strongly emphasize performance-based compensation arrangements which reward NEOs for contributions to our long-term growth and overall corporate success.

We believe that this long-term focus will appropriately reward our management team for performance that will most benefit our Company and stockholders. We think that a focus on shorter-term results could inappropriately over- or under-compensate our executives due to short-term fluctuations that do not as accurately reflect our corporate growth and the corresponding benefit to our stockholders.

The Compensation Committee is responsible for setting the compensation and benefits for our executive officers determining distributions and grants of awards under our various stock and other incentive plans and all matters related to the foregoing.

NEO Compensation for 2022

Our Compensation Committee in reviewing our executive compensation packages assesses salary and bonus, salary and bonus history, the number and value of shares owned by our executives, prior equity grants and vesting and exercise history. The Compensation Committee also considers data regarding compensation paid at public media, internet and technology-based companies of comparable size to our Company and which could compete for the services of our NEOs. Although the compensation practices of our competitors instruct our review, we use that data only to gain perspective and do not “benchmark” our compensation to any particular level.

Competitive Positioning

The Compensation Committee periodically reviews competitive data regarding compensation at various comparable peer companies. We do not benchmark compensation levels to fall within specific ranges compared to selected peer groups in our industry. We use the information developed by management and counsel using proxy data for peer group companies to gain a general understanding of current compensation practices.

Base Salary and Bonus

The 2022 salaries and bonuses shown in the Summary Compensation Table were set by our Compensation Committee based on the compensation review discussed above, as well as a consideration of each respective NEO’s total compensation package including prior equity grants, exercise history, and existing stock ownership. Base salaries and bonuses are a necessary part of our compensation program and provide executives with a fixed portion of pay that is not performance-based. Our goal is to provide competitive base pay levels. The Compensation Committee considered each NEO’s skills, experience, level of responsibility, performance and contribution to our Company. The Compensation Committee also took into account in conjunction with the NEO’s specific areas of responsibilities and objectives, each NEO’s contribution to the Company’s overall success as a member of the management team. The Compensation Committee considers the relative compensation levels among all the members of the management team to ensure the Company’s executive compensation programs are internally consistent and equitable. All salaries and bonuses are reviewed at least annually and subject to future adjustment by the Compensation Committee. On December 31, 2021, the Compensation Committee approved target bonus amounts for 2022 for Mr. Roswech of $250,000 (based on the achievement of new revenue and total revenue performance goals) and Mr. Polley of $200,000 (based on the achievement of new product revenue goals and technology expense initiatives), in each case subject to the Annual Incentive Plan maximum bonus percentage, for purposes of their employment agreements.

Equity Compensation

All of our employees and directors are eligible to receive options, shares of restricted stock, and/or restricted stock units under our 2021 Stock Incentive Plan (the “2021 Stock Plan”).

The Compensation Committee does not automatically grant equity to NEOs every year. The Compensation Committee takes into account the various factors outlined in the discussion of base salary above as well as the Company’s financial performance and its impact on stockholder value and also analyzes existing NEO equity holdings and prior equity awards to take into account whether additional grants are appropriate and necessary to recalibrate the cash-equity balance of NEO compensation packages.

On January 3, 2022, the Compensation Committee granted stock options and shares of restricted stock to Messrs. Arends, Horowitz, Polley and Roswech under the 2021 Stock Plan (subject to time-based vesting), based on the compensation review discussed above.

On December 30, 2022, the Compensation Committee granted stock options and shares of restricted stock to Mr. Arends and Mr. Horowitz under the 2021 Stock Plan (subject to time-based vesting and with accelerated vesting based on the attainment of specified revenue, adjusted operating income before amortization (“adjusted OIBA”) or share price targets), based on the compensation review discussed above.

The Compensation Committee determined the size of such 2022 NEO equity grants based on a consideration of the NEO’s existing stock ownership and outstanding equity grants awarded in prior years. Given the corresponding vesting schedules, we believe that these equity grants will help further motivate our NEO’s to continue to focus on the long-term success of our business enterprise.

You can find more information regarding these grants, including the corresponding vesting schedules, by referring to our Outstanding Equity Awards at 2022 Fiscal Year-End Table.

Most equity awards for employees are tied to their annual performance reviews and are generally granted following the release of our fourth quarter financial results. We may occasionally make employee grants outside of that review process and such awards typically are granted as of the date the grant is approved. All new-hire awards have a grant date set to correspond to the date of hire. All options have an exercise price set at the closing market price of our Class B common stock on the grant date.

Annual Incentive Plan

Our Annual Incentive Plan (the “Incentive Plan”) was adopted by the Compensation Committee to motivate and reward key employees for enabling our Company to achieve specified corporate objectives together, to increase the competitiveness of our management compensation packages without increasing our fixed costs, and to align management compensation with key measures of our financial performance.

The Compensation Committee in its discretion determines the maximum amount available for award, in the aggregate, to all plan participants in light of the number of participants and the Company’s resources. The Compensation Committee also determines the participants in the pool. Eligibility determinations are based upon the Compensation Committee’s assessment of the importance of a participant’s role, together with such participant’s overall cash and equity compensation level. Finally, the Compensation Committee determines the measures of performance on which bonus awards are based, using any of the following as it determines in its sole discretion:

• revenues;

• pre-tax income;

• adjusted OIBA;

• operating income before amortization;

• operating income;

• net earnings;

• net income;

• cash flow or funds from operations;

• adjusted earnings per share;

• earnings per share;

• appreciation in the fair market value of our stock;

• cost reduction or savings;

• implementation of critical processes or projects; or

• adjusted earnings before interest, taxes, depreciation and amortization, or adjusted earnings before any of them.

On December 30, 2021, the Compensation Committee approved target cash bonus compensation under the Incentive Plan for the 2022 fiscal year. The initial executive officer participants for the 2022 fiscal year were Mr. Arends and Mr. Horowitz. If all targets were to be achieved at 100%, the aggregate bonus pool amount was $568,438 (the “Target Amount”), with the maximum aggregate bonus pool amount being 195% of the Target Amount. The target bonus payout percentages were 50% to 195% based on the performance target category and were based on achieving specified revenue (new revenue and total revenue) and adjusted OIBA targets to include the 2022 fiscal year and with each target category weighted 33 1/3%.

The Compensation Committee elected to use these revenues and adjusted OIBA targets because it believes that such targets most accurately reflect our growth and improvements in our corporate performance without the impact of certain non-cash and non-recurring expenses which the Company does not regard as ongoing costs of doing business. The Compensation Committee set a range of specific revenue and adjusted OIBA targets based on a review of our actual revenue and adjusted OIBA for the fiscal year ended December 31, 2021 and our budgeted revenue and adjusted OIBA for the 2022 fiscal year. At the low end of the range, the targets were intended to be difficult but realistic given our expectations regarding corporate performance. The high end of the range, intended to reflect “optimum” Company performance, were set in consideration of our projected financial results and were considered “stretch” goals.

The Compensation Committee also has absolute discretion to award no bonuses at all even if the highest target is achieved. For 2022, the Compensation Committee awarded cash bonuses under the Incentive Plan in the amount of $217,547 to Mr. Horowitz and $279,836 to Mr. Arends.

Risk Assessment of Compensation Policies and Practices

We believe our compensation policies and practices do not promote imprudent risk taking. In this regard, we note the following: (i) our annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals; (ii) we do not offer short-term incentives that might drive high-risk investments at the expense of long-term Company value; and (iii) our compensation programs are weighted towards offering long-term incentives that reward sustainable performance, especially when considering our executive share ownership. Accordingly, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2022, are or have been an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2022, none of the Company’s executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Summary Compensation Table (1)

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2021 and 2022, as applicable, by our NEOs:

					Option		All Other
		Salary	Bonus	Stock Awards	Awards	Non-equity	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (2)	($) (3)	compensation ($)	($) (4)	($)
Michael Arends	2022	297,500	—	387,360	204,000	279,836	12,353	1,181,049
Former Co-CEO	2021	297,500	—	343,340	168,560	489,621	11,250	1,310,271
Russell C. Horowitz (5)	2022	255,000	—	271,080	145,390	217,547	—	889,017
Chairman and Former Co-CEO	2021	255,000	—	249,160	129,630	380,219	—	1,014,009
Ryan Polley	2022	350,000	172,779	127,500	60,500	—	—	710,779
Chief Operating Officer	2021	312,993	175,326	40,200	113,400	—	—	641,920
John Roswech	2022	400,000	214,733	127,500	60,500	—	—	802,733
Former Chief Revenue Officer	2021	400,000	250,000	70,350	34,300	—	—	754,650

(1)
Includes only those columns relating to compensation awarded to, earned by or paid to the NEOs in 2021 and 2022.
(2)
These amounts do not reflect whether the NEO has actually realized or will realize a financial benefit from the awards (such as by vesting of a restricted stock award). Amounts represent the aggregate grant date fair value of restricted stock each year computed in accordance with ASC 718, excluding the effect of forfeitures. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 6 to the Consolidated Financial Statements contained in our 2022 Annual Report on Form 10-K filed on March 31, 2023.
(3)
These amounts do not reflect whether the NEO has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Amounts represent the aggregate grant date fair value of option awards each year computed in accordance with ASC 718, excluding the effect of forfeitures. The fair value of the shares underlying the option awards that vest based on time is estimated using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 6 to the Consolidated Financial Statements contained in our 2022 Annual Report on Form 10-K filed on March 31, 2023.
(4)
Unless otherwise noted, the total of all perquisites and personal benefits of each NEO falls below the reportable amount for disclosure within this table. Mr. Arends’ amounts in 2021 and 2022 exceeded the reportable amount and includes the Company’s 401K matching contribution and auto allowance.
(5)
In September 2022 and October 2021, Mr. Horowitz received an annual director restricted stock grant of 15,000 shares and 20,000 options under Marchex’s 2021 and 2012 Stock Incentive Plan, respectively, with fifty (50%) percent of such shares of restricted stock and options vesting on the first and second annual anniversary of the grant date, respectively, and with vesting in full in the event of a Change in Control.

Outstanding Equity Awards at 2022 Fiscal Year-End (1)

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2022. Certain option and stock awards provide for accelerated vesting, in certain circumstances. For more information on these acceleration provisions, please refer to Potential Payments upon Termination or Change in Control at page 9.

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexcerisable	Option Exercise Price	Option Expioration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
Name	Grant Date		(#)	(#)	($)		(#)	($)
Michael Arends
Restricted Stock	4/17/2019	(3)	—	—	—	—	8,500	21,080
Stock Options	12/31/2020	(5)	97,500	97,500	1.96	—	—	—
Restricted Stock	12/31/2020	(5)	—	—	—	—	97,500	483,600
Stock Options	1/4/2021	(7)	20,125	25,875	2.02	1/4/2031	—	—
Restricted Stock	1/4/2021	(3)	—	—	—	—	34,500	69,690
Stock Options	12/30/2021	(8)	24,500	73,500	2.57	12/30/2031	—	—
Restricted Stock	12/30/2021	(8)	—	—	—	—	73,500	188,895
Stock Options	1/3/2022	(7)	—	59,000	2.56	1/4/2032	—	—
Restricted Stock	1/3/2022	(3)	—	—	—	—	59,000	151,040
Stock Options	12/30/2022	(9)	—	149,000	1.6	12/30/2032	—	—
Restricted Stock	12/30/2022	(9)	—	—	—	—	149,000	238,400
Russell C. Horowitz
Stock Options	12/31/2020	(5)	95,000	95,000	1.96	—	—	—
Restricted Stock	12/31/2020	(5)	—	—	—	—	95,000	186,200
Stock Options	1/4/2021	(7)	20,125	25,875	2.02	1/4/2031	—	—
Restricted Stock	1/4/2021	(3)	—	—	—	—	30,750	62,115
Stock Options	10/1/2021	(4)	10,000	10,000	3.02	10/1/2031	—	—
Restricted Stock	10/1/2021	(4)	—	—	—	—	7,500	22,650
Stock Options	12/30/2021	(8)	11,875	35,625	2.57	12/30/2031	—	—
Restricted Stock	12/30/2021	(8)	—	—	—	—	35,625	91,556
Stock Options	1/3/2022	(7)	—	51,000	2.56	1/4/2032	—	—
Restricted Stock	1/3/2022	(3)	—	—	—	—	51,000	130,560
Stock Options	9/29/2022	(4)	—	20,000	1.78	10/1/2032	—	—
Restricted Stock	9/29/2022	(4)	—	—	—	—	15,000	26,700
Stock Options	12/30/2022	(9)	—	72,000	1.6	12/30/2032	—	—
Restricted Stock	12/30/2022	(9)	—	—	—	—	72,000	115,200
Ryan Polley
Stock Options	3/2/2020	(7)	85,938	39,062	2.66	—	—	—
Restricted Stock	3/2/2020	(3)	—	—	—	—	62,500	166,250
Stock Options	1/4/2021	(7)	8,750	11,250	2.02	1/4/2031	—	—
Restricted Stock	1/4/2021	(3)	—	—	—	—	15,000	30,300
Stock Options	8/13/2021	(3)	29,688	65,313	3	8/13/2031	—	—
Stock Options	1/3/2022	(7)	—	50,000	2.56	1/4/2032	—	—
Restricted Stock	1/3/2022	(3)	—	—	—	—	50,000	128,000
John Roswech
Stock Options	12/16/2019	(7)	137,500	62,500	3.6	—	—	—
Restricted Stock	12/16/2019	(3)	—	—	—	—	50,000	124,000
Stock Options	1/4/2021	(7)	9,406	25,594	2.02	1/4/2031	—	—
Restricted Stock	1/4/2021	(3)	—	—	—	—	26,250	53,025
Stock Options	1/3/2022	(7)	—	50,000	2.56	1/4/2032	—	—
Restricted Stock	1/3/2022	(3)	—	—	—	—	50,000	128,000
(1)
Includes only those columns for which there are outstanding equity awards at December 31, 2022. All other columns have been omitted.
(2)
The market value of unvested stock awards is calculated by multiplying the number of unvested stock awards held by the applicable NEO by the closing price of $2.48 per share of our Class B common stock on the NASDAQ Global Select Market on December 31, 2022.
(3)
The shares of restricted stock vest at the rate of 25% on each of the first, second, third, and fourth anniversaries, respectively, of the grant date.
(4)
The annual director grant of option and shares of restricted stock vest 50% on the first and second anniversary of the grant date assuming continued service as Executive Director on the vesting date.
(5)
The options and shares of restricted stock vest on the fifth annual anniversary of the grant date with accelerated vesting as follows: (a) 50% of such options and shares of restricted stock vest upon attainment of specified revenue, adjusted OIBA or share price targets at the later of eighteen (18) months or performance attainment (2021 revenue (or trailing twelve (12) months revenue) exceeding 120% of 2020 level, 2021 adjusted OIBA (or trailing twelve (12) months adjusted OIBA) exceeding specified multiples of 2020 level, or the Class B common stock share price for twenty (20) consecutive trading days exceeding 150% of the initial 2020 consecutive trading day average), and (b) such remaining unvested options and shares of restricted stock vest upon attainment of specified revenue, adjusted OIBA or share price targets at the later of thirty (30) months or performance attainment (trailing twelve (12) month revenue.
(6)
The shares of restricted stock vest at the rate of 33% on each of the first, second, and third anniversaries, respectively, of the grant date.
(7)
The options vest over four years, with 25% of the option shares vesting on the first anniversary and vesting quarterly thereafter over the next three years.
(8)
The options and shares of restricted stock vest on the fifth annual anniversary of the grant date with accelerated vesting as follows: (a) 50% of such options and shares of restricted stock shall vest upon attainment of specified revenue, adjusted OIBA or share price targets at the later of eighteen (18) months or performance attainment (2022 revenue (or trailing 12 months revenue) exceeding 120% of 2021 level, 2022 adjusted OIBA (or trailing 12 months adjusted OIBA) exceeding specified multiples of 2021 level, or the Class B Common Stock share price for twenty (20) consecutive trading days exceeding 150% of the initial 2021 consecutive trading day average), and (b) such remaining unvested options and shares of restricted stock upon attainment of specified revenue, adjusted OIBA or share price targets at the later of thirty (30) months or performance attainment (trailing twelve (12) month revenue exceeding 127% of 2021 level, trailing twelve (12) month adjusted OIBA exceeding specified multiples of 2021 level higher than the initial performance target above, or the Class B Common Stock share price for twenty (20) consecutive trading days exceeding 160% of the initial 2021 consecutive trading day average.
(9)
The options and shares of restricted stock vest on the fifth annual anniversary of the grant date with accelerated vesting as follows: (a) 50% of such options and shares of restricted stock shall vest upon attainment of specified revenue, adjusted OIBA or share price targets at the later of eighteen (18) months or performance attainment (2023 revenue (or trailing 12 months revenue) exceeding 120% of 2022 level, 2023 adjusted OIBA (or trailing 12 months adjusted OIBA) exceeding specified multiples of 2022 level, or the Class B Common Stock share price for twenty (20) consecutive trading days exceeding 150% of the initial 2022 consecutive trading day average), and (b) such remaining unvested options and shares of restricted stock upon attainment of specified revenue, adjusted OIBA or share price targets at the later of thirty (30) months or performance attainment (trailing twelve (12) month revenue exceeding 127% of 2022 level, trailing twelve (12) month adjusted OIBA exceeding specified multiples of 2022 level higher than the initial performance target above, or the Class B Common Stock share price for twenty (20) consecutive trading days exceeding 160% of the initial 2022 consecutive trading day average.

Potential Payments upon Termination or Change in Control at 2022 Fiscal Year-End

Employment Arrangements

The Amended and Restated Executive Officer Employment Agreement for Mr. Arends provides that in the event the Company terminates executive’s employment for any reason other than Cause, or executive terminates his employment for Good Reason (regardless of a Change in Control) and subject to executive’s execution of a release of claims, executive will be eligible to receive the following severance and related post-termination benefits: (a) a lump sum payment equal to one (1) times executive’s then annual salary payable at the time of termination, unless the termination of executive’s employment occurs within 12 months following a Change in Control, in which case executive will receive the benefits under his Retention Agreement, (b) payment by the Company of its share of medical, dental and vision insurance premiums under COBRA (“Health Benefits”) for executive and executive’s dependents for the 12 month period following the separation date or such lesser period as executive remains eligible under COBRA, unless the termination of executive’s employment occurs within 12 months following a Change in Control, in which case executive will receive the benefits under executive’s Retention Agreement; and (c) and an additional one (1) year of time-based vesting on any unvested options, restricted stock and restricted stock units as of the separation date. In the event that executive’s employment terminates due to death or disability, and subject to execution of a release of claims, executive will be eligible to receive the following severance and related post-termination benefits: (i) payment by the Company of Health Benefits for the 18 month period following the separation date or such lesser period as executive remains eligible under COBRA, and (ii) one hundred percent (100%) of all performance and time-based unvested options, restricted stock and restricted stock units will immediately vest upon executive’s separation date. Additionally, one hundred percent (100%) of all performance and time based options, restricted stock and restricted stock units not already vested, shall become immediately vested upon the occurrence of both (a) a Change in Control, (b) followed by the first to occur of (i) a termination of executive’s employment by the Company or any successor thereto without Cause, (ii) a material diminution in the nature or scope of executive’s duties, responsibilities, authorities, powers or functions that constitutes Good Reason, or (iii) the twelve month anniversary of the occurrence of the Change in Control provided that executive then remains an employee of the Company or its successor (collectively, the “Double-Trigger Change in Control Acceleration”).

In the event that Mr. Polley or Mr. Roswech is terminated by the Company without cause, such person will receive a lump sum payment in an amount equal to three (3) month of base salary as severance.

Equity Awards

The equity awards held by Mr. Arends and Mr. Horowitz set forth in Outstanding Equity Awards at 2022 Fiscal Year-End are subject to certain conditions on vesting as well as Double-Trigger Change in Control Acceleration, other than Mr. Horowitz’s director grants which have accelerated vesting in full in the event of a Change in Control. In addition, the equity awards held by Mr. Polley set forth in such table are subject to certain conditions on vesting as well as accelerated vesting in full in the event of a Change in Control.

Retention Agreement

We have entered into a retention agreement with Mr. Arends that provides that in the event of a Change in Control, he would be entitled to a lump sum payment equal to two times the amount calculated by adding (1) his annual salary at that time plus (2) the greater of (a) any bonus he earned with respect to the prior fiscal year, or (b) his pro rata portion of the aggregate bonus pool under our Incentive Plan for the current year assuming achievement under the Incentive Plan of the maximum performance targets for such year. With respect to Mr. Arends, if within twelve (12) months following a Change in Control: (1) the Company shall terminate his employment with the Company without cause, or (2) he shall voluntarily terminate such employment for Good Reason, the Company shall provide reimbursement of health care premiums for him and his dependents, for a period of eighteen (18) months from the date of his termination, to the extent that he is eligible for and elects continuation coverage under COBRA (provided that such reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees). In consideration for the Company’s willingness to enter into an amended and restated employment agreement with Mr. Arends, he relinquished the excise tax gross-up provision which was contained in the retention agreement.

Pay Versus Performance

The following table sets forth the compensation information of our principal executive officer (the “PEO”), and the average compensation information of our other named executive officers (“non-PEO NEOs”), both as reported in the Summary Compensation Table in this proxy statement and with certain adjustments to reflect the “compensation actually paid” (“CAP”, as calculated in accordance with the SEC rules) to such individuals, and certain measures of the Company’s financial performance, for each of fiscal year 2022 and fiscal year 2021. For further information concerning our pay-for-performance philosophy and how we align executive compensation with Company financial performance, refer to the Compensation Discussion and Analysis in this proxy statement.

	PEO (1)		PEO (2)
Fiscal Year	Summary Compensation Table Total	Compensation Actually Paid	Summary Compensation Table Total	Compensation Actually Paid
	$	$	$	$
2022	1,181,049	239,989	889,017	138,523
2021	1,310,271	1,776,741	1,014,009	1,379,728
(1)
Amounts reported in these columns reflect (i) the total compensation reported in the Summary Compensation Table for Michael Arends for each of FY 2022 and FY 2021, and (ii) the CAP for Michael Arends for each of FY 2022 and FY 2021.
(2)
Amounts reported in these columns reflect (i) the total compensation reported in the Summary Compensation Table for Russell C. Horowitz for each of FY 2022 and FY 2021, and (ii) the CAP for Russell C. Horowitz for each of FY 2022 and FY 2021.

	Non-PEO (3)
Fiscal Year	Average Summary Compensation Table Total	Average Compensation Actually Paid	Value of Initial Fixed $100 investment on December 31, 2020 based on Total Shareholder Return	Net Income
	$	$	$	($K)
2022	756,756	381,781	$81.63	(8,245)
2021	563,201	697,184	$126.53	(4,390)

(3) Amounts reported in the Non-CEO NEOs column reflect (i) the average of the total compensation reported in the Summary Compensation Table for Ryan Polley and John Roswech for FY 2022 and Ryan Polley, John Roswech, and Leila Kirske for FY 2021 and (ii) the average CAP for Ryan Polley and John Roswech for FY 2022 and for Ryan Polley, John Roswech, and Leila Kirske for FY 2021.

To calculate the CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. The deductions, and additions to, total compensation in the Summary Compensation Table by year that were used to calculated CAP include:

Fiscal Year		Summary Compensation Table Total	Grant Date Value of New Awards	Year End Value of New Awards	Change in Value of Unvested Awards	Change in Value of Vested Awards	Values of Awards Canceled as of Prior FYE	Total Equity CAP	Total CAP
		(1)	(2)	(3)	(4)	(5)	(6)	(7)=(3)+(4)+(5)+(6)	(8)=(1)-(2)+(7)
2022	PEO (a)	1,181,049	591,360	515,840	(316,445)	(549,095)	-	(349,700)	239,989
	PEO (b)	889,017	416,470	346,690	(176,636)	(504,078)		(334,024)	138,523
	Average Non-PEO NEOs (c)	756,756	188,000	124,000	(103,414)	(207,561)		(186,975)	381,781
2021	PEO (a)	1,310,271	511,900	550,080	180,020	248,270	-	978,370	1,776,741
	PEO (b)	1,014,009	378,790	401,670	89,825	253,014	-	744,509	1,379,728
	Average Non-PEO NEOs (c)	563,201	101,050	109,933	67,782	57,318	-	235,033	697,184
(a)
Amounts reported in this row reflect the adjustments to the amounts reported in the Summary Compensation Table for Michael Arends for each of FY 2022 and FY 2021.
(b)
Amounts reported in this row reflect the adjustments to the amounts reported in the Summary Compensation Table for Russell C. Horowitz for each of FY 2022 and FY 2021.
(c)
Amounts reported in this row reflect the average adjustments to the amounts reported in the Summary Compensation Table for Ryan Polley and John Roswech for FY 2022 and for Ryan Polley, John Roswech, and Leila Kirske for FY 2021.

Pay Versus Performance: Graphical Description

The illustrations below provide graphical descriptions of the relationships between the following:

• The PEO’s CAP and non-PEO NEO’s CAP and the Company’s cumulative total shareholder return (“TSR”); and

• The PEO’s CAP and non-PEO NEO’s CAP and the Company’s net income.

Compensation Actually Paid versus TSR

(a) PEO CAP represents the compensation actually paid for Michael Arends for FY 2021 and FY 2022.

(b) PEO CAP represents the compensation actually paid for Russell C. Horowitz for FY 2021 and FY 2022.

Compensation Actually Paid versus Net Income

Compensation Actually Paid ($K)
Net Income ($K)
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
$-
$(1,000)
$(2,000)
$(3,000)
$(4,000)
$(5,000)
$(6,000)
$(7,000)
$(8,000)
$(9,000)
$1,777
$1,380
$697
$(8,245)
$240
$139
$382
$(4,390)
2021
2022
PEO CAP(a)
PEO CAP(b)
Average non-PEO NEO CAP
MCHX Net Income

(a) PEO CAP represents the compensation actually paid for Michael Arends for FY 2021 and FY 2022.

(b) PEO CAP represents the compensation actually paid for Russell C. Horowitz for FY 2021 and FY 2022.

Procedures for Review and Approval of Related Person Transactions

Our Audit Committee is responsible under its charter for reviewing and approving in advance any proposed related party transactions which would require disclosure under Item 404(a) of Regulation S-K and reporting to the Board of Directors on any approved transactions. The Audit Committee is responsible for ensuring that such relationships are on terms commensurate with those that would be extended to an unrelated third party.

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board of Directors the compensation of our independent directors. The following table summarizes compensation earned during 2022 by each of our directors, except Mr. Horowitz, who served as our Executive Director since August 21, 2017 and as our Chairman since April 9, 2019 and whose compensation is reflected in the Summary Compensation Table:

2022 Director Compensation (1)

	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards	Total
Name	($)	($)	($)	($)
Dennis Cline	30,000	26,700	35,600	92,300
Donald Cogsville	30,000	26,700	35,600	92,300
M. Wayne Wisehart	30,000	26,700	35,600	92,300
(1)
Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services.
(2)
The amounts in the stock awards column reflect the aggregate grant fair value of stock awards granted to directors in 2022 in accordance with ASC Topic 718. These amounts do not reflect whether the director has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock).

The aggregate number of equity awards outstanding as of December 31, 2022 were:

	Stock Awards	Option Awards
Name	(#)	(#)	Total
Dennis Cline	75,000	95,000	170,000
Donald Cogsville	75,000	95,000	170,000
M. Wayne Wisehart	75,000	95,000	170,000

In September 2022, based upon the elections of the individual directors at our 2022 annual meeting of stockholders and in accordance with Marchex’s previously announced director compensation policy: (i) the Company granted (i) 15,000 restricted shares of Class B common stock at a purchase price of $.01 per share; and (ii) 20,000 options at an exercise price of $1.78 per share, the exercise price being the closing price of the Company’s stock price on September 29, 2022, in each case under Marchex’s 2021 Stock Incentive Plan to each of Marchex’s directors as compensation for their annual board service. Fifty percent (50%) of such shares of restricted stock and options shall vest on the first and second annual anniversary of the grant date, respectively, and with vesting in full upon a Change in Control in each case assuming continued service on Marchex’s Board of Directors for such period. In addition, Marchex agreed to pay $7,500 in cash per quarter for each independent directors’ annual director service.

Equity Compensation Plans

Amended and Restated 2003 Stock Incentive Plan. Our 2003 Stock Incentive Plan was adopted by our Board of Directors and approved by our stockholders on March 30, 2004 (the “2003 Stock Plan”). The 2003 Stock Plan provided for the granting of shares of Class B common stock to employees, directors, and consultants of Marchex, its affiliates and strategic partners and provided for the following types of grants:

• incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

• non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options; and

• right to purchase shares pursuant to restricted stock purchase agreements.

The 2003 Stock Plan was amended in May of 2010 and provided for grants of restricted stock units to eligible participants under the 2003 Stock Plan. No further awards were made under the 2003 Stock Plan after December 31, 2012 and the 2012 Stock Plan covered the anticipated balance of shares available under the 2003 Stock Plan.

2012 Stock Incentive Plan. Our 2012 Stock Incentive Plan was adopted by our Board of Directors and approved by our stockholders on May 4, 2012 (the “2012 Stock Plan”). The 2012 Stock Plan provides for the granting of shares of Class B common stock to employees, directors, and consultants of Marchex, its affiliates and strategic partners and provides for the following types of grants:

• incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

• non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options;

• right to purchase shares pursuant to restricted stock purchase agreements; and

• restricted stock units.

No further awards will be made under the 2012 Stock Plan after December 31, 2021.

2021 Stock Incentive Plan. Our 2021 Stock Incentive Plan was adopted by our Board of Directors and approved by our stockholders on October 1, 2021 (the “2021 Stock Plan”). The 2021 Stock Plan provides for the granting of shares of Class B common stock to employees, directors, and consultants of Marchex, its affiliates and strategic partners and provides for the following types of grants:

• incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

• non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options;

• right to purchase shares pursuant to restricted stock purchase agreements; and

• restricted stock units.

2014 Employee Stock Purchase Plan. Our 2014 employee stock purchase plan was adopted by our Board of Directors and approved by our stockholders on May 3, 2013 (the “2014 Employee Stock Purchase Plan”). The 2014 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and permits eligible employees to purchase our Class B common stock for amounts up to 15% of their compensation in purchase periods under the plan. Under the 2014 Employee Stock Purchase Plan, no employee will be permitted to purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each purchase period. We have authorized an aggregate of 225,000 shares of our Class B common stock for issuance under the 2014 Employee Stock Purchase Plan to participating employees. The 2014 Employee Stock Purchase Plan provides for purchase periods which shall be determined by the Board of Directors and the purchase price of shares of Class B common stock available under the purchase plan shall be equal to 95% of the closing price of the shares of Class B common stock on the last business day of each purchase period.

Equity Compensation Plan Information

The following table sets forth certain information regarding our Class B common stock that may be issued upon exercise of options, warrants and other rights under all of our existing equity compensation plans as of December 31, 2022:

	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)
	(#)		($)		(#)
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders:
2003 amended and restated stock incentive plan, as amended (1)	23,638		4.40		—
2012 stock incentive plan (2)	4,133,728		3.26		—
2014 employee stock purchase plan	—		—		41,982
2021 stock incentive plan (3)	1,372,500	(4)	2.04	(5)	4,683,791
Total	5,433,419		2.49	(5)	4,725,773

The weighted-average exercise price in column (b) is calculated based on outstanding stock options. It does not take into account shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

(1)
After December 31, 2012, no awards were made under the 2003 Stock Plan. Consists of stock options to purchase shares of our Class B common stock.
(2)
After December 31, 2021, no awards were made under the 2012 Stock Plan. Consists of stock options to purchase shares of our Class B common stock.
(3)
We have reserved 6,056,291 shares of Class B common stock for issuance under our 2021 Stock Plan, which includes an increase of 1,294,725 shares to the authorized number of shares available under the plan, which occurred on January 1, 2022.
(4)
Consists of stock options to purchase 739,000 shares of Class B common stock and restricted stock units representing the right to purchase 633,500 shares of our Class B common stock.
(5)
Calculated exclusive of outstanding restricted stock units.

PROPOSAL THREE—ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3 on Proxy Card)

Introduction

We provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we believe that our continued success depends on our ability to retain our experienced, complementary and dedicated management team and we therefore provide strong incentives for them to continue to participate in our growth. We also believe that management compensation packages should reflect as much as possible the risk and opportunity experienced by our stockholders. As a result, we strongly emphasize performance-based compensation arrangements which reward NEOs for contributions to our long-term growth and overall corporate success. We believe that this long-term focus will appropriately reward our management team for performance that will most benefit our Company and stockholders.

We urge you to read the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2022 compensation of our NEOs.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the stockholders of Marchex, Inc., that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement for the Company’s 2023 annual meeting.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR —ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON

EXECUTIVE COMPENSATION

(Item 4 on Proxy Card)

As described in Proposal Three above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the compensation of the Company’s NEOs.

We also provide stockholders the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should seek future advisory votes on the compensation of its NEOs in other words, how often a proposal similar to this year’s Proposal Three will be included in the matters to be voted on at each annual meeting. The choices available under the rules are every year, every other year, or every third year. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors believes that stockholders should have the opportunity to vote on the compensation of the NEOs every three years, consistent with the Company’s long-term approach to executive compensation. While the Board and Compensation Committee regularly review compensation, with an in-depth review on an annual basis, the Company’s programs and policies are designed to enhance long-term growth and performance and incentivize our employees on a long-term basis. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, a substantial portion of the total compensation for executives is in the form of equity awards. The Board of Directors believes that a vote every three years will foster a more long-term view of compensation. It would also give the Company sufficient time to engage with stockholders to better understand their views about the Company’s compensation programs and respond in a more effective manner.

Stockholders can already provide input to the Board of Directors on an annual or more frequent basis using other mechanisms such as by communicating directly with the Board of Directors or individual directors by sending letters or by speaking with them at the annual meeting of stockholders. While an annual vote on executive compensation will indicate whether stockholders have concerns about the Company’s compensation programs and policies, it would not provide specific information about stockholder views. An advisory vote occurring once every three years would permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

The frequency option chosen by our stockholders for conducting future advisory votes on executive compensation is not a binding determination. However, the opinions expressed by stockholders in their vote on this proposal will be given due consideration by the Board of Directors and the Compensation Committee in making a determination as to the frequency of future advisory votes on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Please mark your proxy card to indicate your preference on this proposal or your abstention if you wish to abstain. If you submit your proxy but fail to indicate your preference, your shares will be treated as though you chose a frequency of three years on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS “THREE YEARS” AS THE DESIRED FREQUENCY FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC. Proposals of stockholders of the Company intended to be presented for consideration at our 2024 Annual Meeting of Stockholders must be received by the Company no later than April 20, 2024 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals should be addressed to the attention of the Company’s Secretary, 1200 5th Ave., Suite 1300, Seattle, Washington, 98101. Stockholders who wish to present a proposal at our 2024 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, should send notice to the Company by July 30, 2024. If a stockholder proposal is not submitted by this date and it is properly brought before our 2024 Annual Meeting of Stockholders, we may exercise voting discretion to vote the proxies that the Board of Directors solicits for our 2024 Annual Meeting of Stockholders on such stockholder proposal in accordance with our best judgment. If a stockholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. The corresponding proposal submission date for our 2023 Annual Meeting of Stockholders was July 31, 2023. We have discretionary authority to vote the proxies that the Board of Directors solicits for our 2023 Annual Meeting of Stockholders on any stockholder proposals properly brought before our 2023 Annual Meeting of Stockholders with respect to which the Company was not notified by that date.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with our 2024 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 30, 2024.

2022 ANNUAL REPORT ON FORM 10-K AND SEC FILINGS

Our financial statements for the fiscal year ended December 31, 2022 are included in our Annual Report on Form 10-K. Our Annual Report and this proxy statement are posted on our website at www.marchex.com (See About Us-Investor Relations-SEC Filings) and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report and this proxy statement without charge by sending a written request to Marchex Investor Relations, 1200 5th Ave., Suite 1300, Seattle, Washington, 98101, or by calling (206) 331-3300.

MARCHEX, INC.

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Your vote matters – here's how to vote!

Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 3 YEARS on Proposal 4.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MMMMMMMMMMMM MARCHEX, INC. MMMMMMMMMMMMMMM C123456789 MMMMMMMMM 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR ASAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Pacific Time, on September 27, 2023. Online Go to www.investorvote.com/MCHX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/MCHX • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • 1. To elect five directors to serve on the Company’s Board of Directors until their successors are duly elected and qualified: + For Withhold For Withhold For Withhold 01 - Michael Arends 02 - Dennis Cline 03 - Donald Cogsville 04 - Russell C. Horowitz 05 - M. Wayne Wisehart For Against Abstain For Against Abstain 2. To ratify the appointment of RSM US LLP as the Company’s 3. To approve, by a non-binding advisory vote, the compensation independent registered public accounting firm for the fiscal paid to our named executive officers. year ending December 31, 2023. 3 Years 2 Years 1 Year Abstain 4. To select, by a non-binding advisory vote, the 5. In accordance with the discretion of the proxy holders, to act upon all frequency at which stockholders will be asked to matters incident to the conduct of the meeting and upon such other approve the compensation paid to our named matters as may properly come before the meeting. executive officers. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 3 YEARS ON PROPOSAL4. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. MR A SAMPLE (THIS AREA IS SET UPTO ACCOMMODATE C 1234567890 JNT 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND 1UPX 585240 MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MMMMMMM + 03V71A Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report to Stockholders are available at: www.investorvote.com/MCHX. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MCHX

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• IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — MARCHEX, INC. + CLASS B COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 28, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARCHEX, INC. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held September 28, 2023 and the Proxy Statement, and appoints Francis J. Feeney and Edwin Miller, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Marchex, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entities, at the Annual Meeting of Stockholders of the Company to be held at Marchex, Inc., 1200 5th Ave., Suite 1300, Seattle, Washington 98101, on September 28, 2023 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below and on the reverse side. Please mark, date, sign and return this proxy promptly in the enclosed envelope. (Continued and to be marked, dated and signed, on the other side) Change of Address — Please print new address below. Comments — Please print your comments below. +